Exhibit 10.9

SOC TELEMED, INC.

DIRECTOR COMPENSATION POLICY

(Adopted and approved on October 30, 2020
and effective as of the consummation of the Company’s business combination)

Each member of the Board of Directors (the “Board”) of SOC Telemed, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date set forth above (the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.

1.	Annual Board Member Service Retainer:
a.	All Outside Directors: $40,000.
b.	Outside Director serving as Lead Independent Director: $15,000 (in addition to above).

2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $10,000.
b.	Member of the Compensation Committee: $5,000.
c.	Member of the Nominating and Corporate Governance Committee: $3,750.

3.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.	Chairperson of the Audit Committee: $20,000.
b.	Chairperson of the Compensation Committee: $10,000.
c.	Chairperson of the Nominating and Corporate Governance Committee: $7,500.

Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

(a) Automatic Equity Grants.

(i) Annual Grant for Continuing Outside Directors and Certain New Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the Effective Date, each continuing Outside Director and each new Outside Director who commenced such service prior to the date that is at least six (6) months prior to such Annual Meeting (or, with respect to the first Annual Meeting following the Effective Date, who commenced such service prior to December 31, 2020) shall be granted restricted stock units under the Plan covering shares of the Company’s Common Stock (“Shares”) having an RSU Value of $150,000 (a “Continuing Director Annual RSU”); provided that the number of Shares covered by each Continuing Director Annual RSU will be rounded down to the nearest whole Share. Each Continuing Director Annual RSU shall vest in equal monthly installments over the 12-month period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(ii) Initial Grant for New Outside Directors. Without any further action of the Board, each person who (a) on the Effective Date serves as an Outside Director or (b) after the Effective Date is elected or appointed for the first time to be an Outside Director will in each case automatically, upon the first practicable date following the Effective Date (with respect to clause (a)) or the first practicable date following his or her initial election or appointment to be an Outside Director (with respect to clause (b)), be granted, in addition to any grant pursuant to clause (i) above, restricted stock units under the Plan covering Shares having an RSU Value of $300,000 (a “New Director Initial RSU”); provided that the number of Shares covered by each New Director Initial RSU will be rounded down to the nearest whole Share. Each New Director Initial RSU shall vest in equal annual installments over the 3-year period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(b) Vesting; Change in Control.  All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date.  Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

(c) Calculation of RSU Value.  The “RSU Value” of a restricted stock unit award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the average closing price of a Share on the stock exchange or a national market system on which the Shares are listed over the 30 trading days preceding the grant date.

(d) Remaining Terms.  The remaining terms and conditions of each restricted stock unit award granted under this policy will be as set forth in the Plan and the Company’s standard form of restricted stock unit award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.